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                                                                     Exhibit 4.2

                   SETTLEMENT AND GENERAL RELEASE AGREEMENT
                   ----------------------------------------

     This Settlement and General Release Agreement ("Agreement") is entered into between Semotus Solutions, Inc. (formerly Datalink.net, Inc.) (hereinafter "Semotus") and Greenberg Glusker Fields Claman Machtinger & Kinsella LLP (hereinafter "GGFCMK"). GGFCMK and Semotus agree as follows:

                                   RECITALS
                                   --------

     A. GGFCMK and Semotus entered into a legal services arrangement, pursuant to an Engagement Letter dated January 14, 2000 (the "Engagement Letter") whereby GGFCMK was hired by Semotus to provide certain legal services to Semotus, and GGFCMK did provide such services to Semotus, whereupon certain fees for these services are now owed to GGFCMK; and

     B. GGFCMK and Semotus have entered into this Agreement to settle the compensation owed to GGFCMK for such services provided to Semotus, and any claim that Semotus has not paid the full consideration or compensation due for such services.

                                   AGREEMENT
                                   ---------

         WHEREFORE, the parties to this Agreement hereby agree as follows:

     1. Semotus agrees to issue in the name of GGFCMK, seventy four thousand eighty five dollars ($74,085.00) worth of restricted common stock, valued based on the closing price of Semotus' common stock on April 4, 2001, and eleven thousand six hundred sixty nine dollars ($11,669.00) in cash, which, together, is the total outstanding balance Semotus owes to GGFCMK for the legal fees and costs incurred through February 2001; such stock issuance shall occur after the parties' execution of this Agreement and receipt of approval from the AMEX of the issuance of such shares (the "Effective Date"). Semotus also agrees to include this stock in the filing of its next Form S-3 Registration Statement, which shall be filed no later than May 6, 2001. Upon the effectiveness of such registration statement, GGFCMK agrees that it shall not sell more than five thousand shares a day. Semotus' common stock issued to GGFCMK, and the subsequent registration of it with the SEC, is for full settlement of the consideration owed for all services provided by GGFCMK to Semotus through February 2001. GGFCMK shall be responsible for payment of all taxes related to receipt of the consideration hereunder.

         It is expressly understood and agreed by the parties that this Agreement is in full accord, satisfaction and discharge of any and all claims by GGFCMK against Semotus for all legal fees incurred through February 2001, and that this Agreement has been signed with the express intent of extinguishing all such claims.

     2. Any controversy or claim of any kind arising out of relating to this Agreement or its breach, including but not limited to any claim relating to its validity, interpretation, or enforceability, shall be submitted to binding arbitration in the State of California, in accordance with the Arbitration Rules of the American Arbitration Association ("AAA").

     3. The Engagement Letter shall continue in full force and effect and shall continue to govern all legal services performed by GGFCMK.

     4. This is the entire Agreement regarding the subject matter hereof and supersedes all previous and contemporaneous discussions, negotiations, agreements and understandings. No other promises or agreements have been made.
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     5.  In the event that any provision of this Agreement is determined to be unenforceable for any reason, the remaining provisions shall remain in full force and effect and the unenforceable provision(s) shall be interpreted and rewritten to give effect to the parties' economic intentions.

     6. This agreement may be executed in counterparts, and each counterpart shall be deemed a duplicate original.


AGREED AND UNDERSTOOD:
                                          SEMOTUS SOLUTIONS, INC.

DATE: April 5, 2001                       By: /s/ Charles K. Dargan
                                                   Charles K. Dargan
                                                   CFO




                                    Greenberg Glusker Fields Claman
                                      Machtinger & Kinsella LLP

DATE: April 5, 2001                   By: /s/ Michael V. Bales

                                              Name: Michael V. Bales

                                              Title: Management Committee Member